EXHIBIT 3.3
                                                                     -----------

                                 SB MERGER CORP.

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
               AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

             The undersigned officer of SB Merger Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred by the Certificate of Incorporation, as amended to date, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of SB Merger Corp., on July 1, 2002 adopted a resolution providing for certain powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of certain shares of Series A Convertible Preferred Stock, $.001 par value, of the Corporation, which resolution is as follows:

             RESOLVED: That, pursuant to the authority vested in the Board of Directors of the Corporation and in accordance with the General Corporation Law of the State of Delaware and the provisions of the Corporation's Certificate of Incorporation, a series of 4,000,000 shares of the authorized Preferred Stock, par value $.001 per share, of the Corporation is hereby created as the Series A Convertible Preferred Stock, and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as set forth on Exhibit A attached hereto.

             EXECUTED as of this 23rd day of July, 2002.

                                             SB MERGER CORP.


                                             /s/ Richard Campbell
                                             ---------------------------------
                                             Richard Campbell
                                             Secretary and Treasurer

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                                    Exhibit A
                                    ---------

       Description and Designation of Series A Convertible Preferred Stock
       -------------------------------------------------------------------

             Designation and Definitions. A total of 4,000,000 shares of the Corporation's previously undesignated Preferred Stock, $.001 par value, shall be designated as the "SERIES A CONVERTIBLE PREFERRED STOCK" (the "Series A Preferred Stock"). The original issue price per share of the Series A Preferred Stock shall be $1.50 (the "ORIGINAL ISSUE PRICE").

            1. Dividends.

                (a) Stated Dividend. Commencing on the Original Issue Date and continuing thereafter, a dividend will accrue quarterly in arrears at the rate of 8% per annum (the "Stated Dividend") with respect to each issued share of Series A Preferred Stock. On the date on which any holder of Series A Preferred Stock converts any of its Series A Preferred Stock into Common Stock, the accrued Stated Dividend with respect to the shares so converted shall be paid to such holder. All accrued and unpaid Stated Dividends also shall be payable upon the liquidation, dissolution or winding up of the Corporation. The Stated Dividend shall be payable in cash or, at the discretion of the Company, by issuing a number of shares of common stock, par value $0.001 per share ("Common Stock") at the "Conversion Price" (as defined hereinafter) having an aggregate value equal to the Stated Dividend.

                (b) Other Dividends. The holders of shares of Series A Preferred Stock shall be entitled to receive as, if and when declared by the board of directors of the Corporation, out of funds legally available for that purpose, prior and in preference to any declaration or payment of any dividends (payable other than in Common Stock or other securities convertible into or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock) on securities ranking junior in liquidation preference to the Series A Preferred Stock.

                (c) Dividends on Junior Securities. No dividends payable other than in Common Stock or other securities convertible into or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock shall be declared or paid upon securities ranking junior in liquidation preference to the Series A Preferred Stock unless equivalent dividends, as determined on an as-converted basis by a good faith estimate of the board of directors of the Corporation, are declared and paid concurrently on the Series A Preferred Stock.

            2. Liquidation, Dissolution or Winding Up.

                (a) Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series A Preferred Stock, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated by the board of directors of the Corporation in the future to be senior to, or on a parity with, the Series A Preferred Stock with respect to
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liquidation preferences, the holders of each share of Series A Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or earnings, an amount equal to the Original Issue Price per share of Series A Preferred Stock held by any holder, plus accrued and unpaid dividends, if any, pursuant to Section 1 above, including without limitation the Stated Dividend in respect of such share (the "LIQUIDATION VALUE"). For purposes hereof, the Series A Preferred Stock will rank senior to the Common Stock.

            If, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series A Preferred Stock the full amount to which they otherwise would be entitled, the holders of Series A Preferred Stock shall share ratably in any distribution of available assets in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series A Preferred Stock if all liquidation preference amounts with respect to such shares were paid in full, based upon the aggregate Liquidation Value payable upon all shares of Series A Preferred Stock then outstanding.

            After such payment shall have been made in full to the holders of the Series A Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock and any class or series of capital stock designated to be junior to the Series A Preferred Stock (if any) in right of payment upon any liquidation, dissolution or winding up of the Corporation.

            The amounts set forth above shall be subject to equitable adjustment by the board of directors of the Corporation whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Preferred Stock.

                (b) Distributions Other than Cash. Whenever the distributions provided for in this Section 2 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the board of directors of the Corporation. All distributions (including distributions other than cash) made hereunder shall be made pro rata to the holders of Series A Preferred Stock.

                (c) No Liquidation Preference After Conversion. Upon conversion of shares of Series A Preferred Stock into shares of Common Stock of the Corporation pursuant to Section 5 below, the holder of such Common Stock shall not be entitled to any preferential payment or distribution in case of any liquidation, dissolution or winding up of the Corporation pursuant to this
Section 2, but shall instead have the rights of a holder of Common Stock.

                (d) Merger as Liquidation, etc. The merger or consolidation of the Corporation into or with another corporation (other than a merger in which the existing stockholders of the Corporation continue to hold at least 50% of the capital stock of the surviving

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or resulting corporation) or the sale of all or substantially all of the assets of the Corporation (other than to a wholly-owned subsidiary of this Corporation) shall, at the election of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this
Section 2 (a "DEEMED LIQUIDATION EVENT"). Upon a Deemed Liquidation Event, the amount deemed distributed to the holders of Series A Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the board of directors of the Corporation.

            3. Voting Power. Except as otherwise required by the General Corporation Law of the State of Delaware, holders of Series A Preferred Stock shall not be entitled to vote.

            4. Amendments to Charter. For so long as there are any shares of Series A Preferred Stock outstanding, the Corporation shall not amend its Certificate of Incorporation or this Certificate of Designation without the approval, by vote or written consent, of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as a class, if such amendment would adversely affect the rights of the holders of Series A Preferred Stock. The creation of other classes or series of preferred stock having voting powers, preferences and relative, participating, optional and other special rights or provisions of any kind different from or superior to those of the Series A Preferred Stock shall be deemed not to adversely affect the rights of the holders of the Series A Preferred Stock.

            5. Conversion Rights.

            The holders of the Series A Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

                (a) Automatic Conversion Upon Qualifying Public Offering.

                    (i) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at an initial public offering price per share of not less than $5.00 (subject to equitable adjustment in the event of any stock split, stock dividend, combination or reclassification of shares or other similar event) with gross proceeds to the Corporation of at least $10,000,000 (a "QUALIFYING INITIAL PUBLIC OFFERING"). In the event of a Qualifying Initial Public Offering, the holder(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted their Series A Preferred Stock until immediately prior to the closing of the Qualifying Initial Public Offering. The Corporation shall notify the Holders, at their last addresses as they shall appear upon the stock books of the Corporation, of the date of the closing of a Qualifying Initial Public Offering at least 10 calendar days prior to the closing of such Qualifying Initial Public Offering (the "IPO Notice").

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                    (ii) Mechanics of Automatic Conversion. Upon an automatic
conversion pursuant to this Section 5(a), all shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Series A Preferred Stock being converted are either delivered to the Corporation or its transfer agent, or the holder of such shares notifies the Corporation or any transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the delivery of such certificates, at the office of the Corporation or of its transfer agent, or upon the execution and delivery to the Corporation of such agreement, there shall be issued and delivered to such holder, promptly at such office and in the name as shown on such surrendered certificate or certificates or specified in such agreement or otherwise appearing in the Corporation's records, a certificate or certificates for the number of shares of Common Stock into which the shares of the Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

                (b) Voluntary Conversion

                    (i) Right to Convert; Conversion Price. Each share of Series A Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.50 by the "Conversion Price," determined as hereinafter provided, in effect at the time of conversion. The conversion price shall initially be $1.50 per share (the "CONVERSION PRICE"). The Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series A Preferred Stock is convertible, as hereinafter provided.

                    (ii) Mechanics of Voluntary Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed for transfer or with duly executed stock transfer powers sufficient to permit transfer attached, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock (or such holder shall notify the Corporation or any transfer agent that such certificates have been lost, stolen or destroyed and shall execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith), and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein such holder's name or the name or names of such holder's nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu

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of any fractional shares to which the holder would otherwise be entitled, the
Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificates for the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                (c) Adjustment of Conversion Price.

      The Conversion Price shall be subject to adjustment in the following manner:

                    (i) If the Corporation, at any time while any shares of Series A Preferred Stock are outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its securities ranking junior in liquidation preference to the Series A Preferred Stock or pari passu securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification and exchange of the Common Stock any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this
Section 5(c)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

                    (ii) If the Corporation, at any time while any shares of Series A Preferred Stock are outstanding, shall issue rights, warrants or options to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Conversion Price at the record date mentioned below, then each Holder shall receive such rights, warrants or options in an amount equal to such amount which would have been distributed to such Holder had such Holder, on the date of such issuance, converted all of the shares of Series A Preferred Stock then held by it into shares of Common Stock.

                    (iii) If the Corporation, at any time while shares of Series A Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 5(c)(ii) above), then in each such case each Holder shall receive such assets, rights or warrants in an amount equal to such amount which would have been distributed to such Holder had such Holder, on the date of such distribution, converted all of the shares of Series A Preferred Stock then held by it into shares of Common Stock.

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                    (iv) All calculations under this Section 5(c)(iv) shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

                    (v) In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control Transactions), the Holders of the Series A Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders of the Series A Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Corporation into which such shares of Series A Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

                    (vi) In case of any (1) merger or consolidation of the Corporation with or into another Person, or (2) sale by the Corporation of all or substantially all of the assets of the Corporation (on an as valued basis) in one or a series of related transactions, but excluding any transaction that Holders of a majority of the outstanding shares of Series A Preferred Stock elect to have treated as a Deemed Liquidation Event pursuant to Section 2(d), a Holder shall have the right thereafter to (A) convert its shares of Series A Preferred Stock into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (B) in the case of a merger or consolidation, (x) require the surviving entity to issue shares of convertible preferred stock with such aggregate stated value or in such face amount, as the case may be, equal to the Original Issue Price of the shares of Series A Preferred Stock then held by such Holder, plus all accrued and unpaid dividends and other amounts owing thereon, which newly issued shares of preferred stock or debentures shall have terms identical (including with respect to conversion) to the terms of the Series A Preferred Stock and shall be entitled to all of the rights and privileges of a Holder of Series A Preferred Stock set forth herein and the agreements pursuant to which the Series A Preferred Stock was issued (including, without limitation, as such rights relate to the acquisition, transferability, registration and listing of such shares of stock other securities issuable upon conversion thereof), and (y) simultaneously with the issuance of such convertible preferred stock, shall have the right to convert such instrument only into shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger or consolidation. In the case of clause (B), the conversion price applicable for the newly issued shares of convertible preferred stock shall be based upon the amount of securities, cash and property that each share of Common

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Stock would receive in such transaction and the then-effective Conversion Price.
The terms of any such merger, sale or consolidation shall include such terms so as continue to give the Holders the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

                    (vii) If (a) the Corporation shall declare a dividend (or any other distribution) on the Common Stock, (b) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (c) the Corporation shall authorize the granting to all holders of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (d) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property, or (e) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then the Corporation shall notify the Holders at their last addresses as they shall appear upon the stock books of the Corporation, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. Holders are entitled to convert shares of Series A Preferred Stock during the 30-day period commencing the date of such notice to the effective date of the event triggering such notice.

            6. No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this
Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

            7. Certain Taxes. The Corporation shall pay any issue or transfer taxes payable in connection with the conversion of the Series A Preferred Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of the Series A Preferred Stock.

            8. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or

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

otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

            9. Notices of Record Date. In the event of any:

                (a) taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

                (b) capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or

                (c) voluntary or involuntary dissolution, liquidation or winding up of the, Corporation,

then and in each such event the Corporation shall telecopy and thereafter mail or cause to be mailed to each holder of Series A Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or, winding up is expected to become effective, and
(iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be telecopied and thereafter mailed by first class mail, postage prepaid, or by express overnight courier service, at least ten (10) days prior to the date specified in such notice on which such action is to be taken.

            10. Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series A Preferred Stock.



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                                    EXHIBIT A

                                     FORM OF

                              NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the shares of Series A Preferred Stock)

            The undersigned hereby irrevocably elects to convert ____ shares of Series A Preferred Stock of SB MERGER CORP. (the "Corporation") according to the conditions hereof, as of the date written below.


Conversion Date*


Number of Shares:

______________________________

Signature

Name:

Address:

*The original certificate representing shares of Series A Preferred Stock must be received by the Corporation by the fifth business date following the Conversion Date.










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